Digital Ally Wins Major Legal Victory as the United States Patent Office Invalidates Key Claims in Utility Associates’ Boykin ’556 Patent

LENEXA, KS--(July 29, 2015) - Digital Ally, Inc. (NASDAQ: DGLY) (“the Company”), which develops, manufactures and markets advanced video surveillance products for law enforcement, homeland security and commercial applications, today announced that the United States Patent & Trademark Office (“USPTO”) issued a Final Decision invalidating the majority of claims asserted in U.S. Patent No. 6,831,556 (“the ’556 Patent” or “Boykin Patent”), of which Utility Associates, Inc. (“Utility”) is the owner/holder.

On July 27, 2015, the USPTO invalidated substantially all of the claims identified in Utility’s ’556 Patent, a patent which, according to Utility, covers all mobile surveillance systems capable of capturing video, audio, and other data. The Final Decision by the Patent Trial and Appeal Board of the USPTO was in response to a petition filed by Digital Ally, Inc. requesting each of the claims asserted in the ’556 Patent be found to be unpatentable. The Final Decision by the USPTO invalidates 23 of the 25 claims asserted in the ’556 Patent and, in the process, curtails or possibly eliminates Utility’s ability to threaten the Company and law enforcement agencies, municipalities, and others with patent infringement. In the Company’s view, the final two claims asserted in the ’556 Patent are not applicable to the Company or its products.

The Company has been in litigation with Utility for the past two years. That litigation began after Utility sent a series of letters to law enforcement agencies and other customers of the Company threatening to sue them for infringement of the ’556 Patent. The Company believes that Utility’s letter-writing campaign was designed to create fear and otherwise to deter these customers from purchasing Digital Ally’s video surveillance products. The Company immediately took action by filing a challenge to the validity of the ’556 Patent at the USPTO.

In addition, Digital Ally took action to protect its customers by filing a lawsuit in the United States District Court for the District of Kansas challenging Utility’s actions. This lawsuit includes claims that Utility has defamed the Company, illegally interfered with its contracts, customer relationships and business expectancies, and violated anti-trust and fair competition laws, both state and federal. The USPTO decision leaves the way open for the Company to continue its aggressive protection of a fair marketplace by bringing these claims to trial if not summary judgment.

“We believe the action taken by the USPTO is a huge legal victory for the Company, its customers and employees by exposing Utility’s motive and methods of attacking Digital Ally, its products and its customers. We will continue to aggressively pursue the prosecution of Utility and the ultimate recovery of damages caused by Utility in our lawsuit in Federal District Court of Kansas. We welcome and encourage open and fair competition in our marketplace. However, the majority of the claims asserted in the ’556 Patent, which formed a basis for Utility’s “competitive tactics,” was never valid and has now been rendered impotent. We hope that Utility will now cease such tactics and eliminate its unfair and unfounded threats against our Company, our customers and our products,” stated Stanton E. Ross, Chief Executive Officer of Digital Ally, Inc. “We look forward to continue pressing forward with our actions against Utility in light of this favorable decision by the United States Patent Office and to continue to protect our customers and our Company from the false and misleading threats of patent infringement disseminated by Utility.”

About Digital Ally, Inc.

Digital Ally, Inc. develops, manufactures and markets advanced technology products for law enforcement, homeland security and commercial applications. The Company’s primary focus is digital video imaging and storage. For additional information, visit www.digitalallyinc.com.

The Company is headquartered in Lenexa, Kansas, and its shares are traded on The Nasdaq Capital Market under the symbol “DGLY”.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934. These forward-looking statements are based largely on the expectations or forecasts of future events, can be affected by inaccurate assumptions, and are subject to various business risks and known and unknown uncertainties, a number of which are beyond the control of management. Therefore, actual results could differ materially from the forward-looking statements contained in this press release. A wide variety of factors that may cause actual results to differ from the forward-looking statements include, but are not limited to, the following: whether the legal actions that the Company is taking or has taken against Utility Associates, Inc. will achieve their intended objectives; whether Utility Associates, Inc. will appeal the United States Patent Office (“USPTO”) Final Decision and if so, whether such appeal will be successful in whole or in part; whether the USPTO ruling will curtail, eliminate or otherwise have an effect on Utility Associates’ actions respecting the Company, its products and customers; whether the remaining two claims under the ’556 Patent have applicability to the Company or its products; competition from larger, more established companies with far greater economic and human resources; the effect of changing economic conditions; and changes in government regulations, tax rates and similar matters. These cautionary statements should not be construed as exhaustive or as any admission as to the adequacy of the Company’s disclosures. The Company cannot predict or determine after the fact what factors would cause actual results to differ materially from those indicated by the forward-looking statements or other statements. The reader should consider statements that include the words “believes”, “expects”, “anticipates”, “intends”, “estimates”, “plans”, “projects”, “should”, or other expressions that are predictions of or indicate future events or trends, to be uncertain and forward-looking. The Company does not undertake to publicly update or revise forward-looking statements, whether as a result of new information, future events or otherwise. Additional information respecting factors that could materially affect the Company and its operations are contained in its annual report on Form 10-K for the year ended December 31, 2014 and quarterly report on Form 10-Q for the three months ended March 31, 2015, as filed with the Securities and Exchange Commission.

Contact:

For Additional Information, Please

Stanton E. Ross

CEO

(913) 814-7774

or

RJ Falkner & Company, Inc.

Investor Relations Counsel

(800) 377-9893